Exhibit 99.1

 Annaly Mortgage Management, Inc. Announces 1st Quarter 2003 Earnings

    NEW YORK--(BUSINESS WIRE)--April 25, 2003--Annaly Mortgage Management, Inc. (NYSE: NLY) today reported earnings for the quarter ended March 31, 2003 of $50,775,000 or $0.60 per average share outstanding, as compared to $50,426,000 or $0.60 per average share outstanding for the quarter ended December 31, 2002 and $53,043,000 or $0.69 per average share outstanding for the quarter ended March 31, 2002.
    The Company was able to provide an annualized return on average equity of 18.83% for the quarter ended March 31, 2003, as compared to 18.63% for the quarter ended December 31, 2002 and 25.32% for the quarter ended March 31, 2002. Dividends declared for the quarter ended March 31, 2003 were $0.60 per share, compared to $0.60 for the quarter ended December 31, 2002 and $0.63 per share for the quarter ended March 31, 2002. The annualized dividend yield for the quarter, based on the March 31, 2003 closing price of $17.47, was 13.74%.
    For the quarter ended March 31, 2003, the yield on average earning assets was 3.23% and the cost of funds on the average repurchase balance was 1.68%, which equates to an interest rate spread of 1.55%. This is a 3 basis point decrease over the 1.58% interest rate spread for the quarter ended December 31, 2002, when the yield on average mortgage-backed securities was 3.56% and the cost of funds on the average repurchase balance was 1.98%, and a 110 basis point decrease over the 2.65% interest rate spread for the quarter ended March 31, 2002, when the yield on average mortgage-backed securities was 4.88% and the cost of funds on the average repurchase balance was 2.23%.
The Constant Prepayment Rate was 41% during the first quarter of 2003, as compared to 43% in the fourth quarter of 2002 and 28% for the quarter ended March 31, 2002.
    Subsequent to quarter end, the Company raised approximately $151.2 million in net proceeds through a secondary offering of 9,300,700 shares of common stock. Commented Annaly's Chairman, Chief Executive Officer and President, Michael A.J. Farrell: "Record-low interest rates have helped the average homeowner reduce his or her borrowing costs to multi-decade lows and support our nation's economy. The resulting record-setting prepayment speeds, however, have had a continuing negative impact on the yield earned on the Company's portfolio of mortgage-backed securities. For as long as this environment continues, we will continue to see high levels of amortization. Nevertheless, the current market presents numerous opportunities and we feel confident that the new capital we have recently raised will be profitably invested for the benefit of our shareholders."
    The weighted average purchase price of the portfolio at March 31, 2003 and March 31, 2002 was 102.6 and 102.0, respectively. For the quarter ended March 31, 2003, the Company's gain on sale of assets was $11.0 million as compared to $3.4 million for the same quarter in the prior year. Leverage at March 31, 2003 was 9.5:1, compared to 9.4:1 at December 31, 2002 and 8.3:1 at March 31, 2002.
    General and administration expenses, as a percent of average assets was 0.12% and 0.14% for the quarters ended March 31, 2003 and 2002, respectively. In addition, the Company's Dividend Efficiency Ratio, calculated as general and administrative expenses divided by dividends paid, was 7.3% and 6.2% for the quarters ended March 31, 2003 and 2002, respectively.
    At March 31, 2003 and 2002, respectively, the Company had a book value of $12.72 and $12.17. The Company classifies all investment securities as "available for sale;" therefore requiring the Company to record the entire portfolio at market value. Fixed rate securities comprised approximately 38% of the Company's portfolio at March 31, 2003. The balance of the portfolio was comprised of 33% adjustable rate mortgages and 29% LIBOR floating rate collateralized mortgage obligations. The Company has continued to avoid the introduction of credit risk into its portfolio. As of March 31, 2003, all of the assets in the Company's portfolio were FNMA, GNMA, FHLMC mortgage-backed securities, and FHLB debentures, which carry an actual or implied "AAA" rating.
    The Company is a Maryland corporation which owns and manages a portfolio of mortgage-backed securities. The Company's principal business objective is to generate net income for distribution to stockholders from the spread between the interest income on its mortgage-backed securities and the cost of borrowing to finance their acquisition. The Company has elected to be taxed as a real estate investment trust ("REIT") and currently has 93,969,451 shares of common stock outstanding.
    The Company will hold the first quarter 2003 earnings conference call on Monday, April 28, 2003 at 4:00 p.m. EST. The number to call is 1-800-915-4836. The re-play number is 1-800-428-6051 and the pass code is 291732. There will be a web cast of the call on www.annaly.com. If you would like to be added to the e-mail distribution list, please visit www.annaly.com, click on E-Mail alerts, enter your e-mail address where indicated and click the Subscribe button.

    This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "anticipate," "continue," or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, changes in interest rates, changes in yield curve, changes in prepayment rates, the availability of mortgage-backed securities for purchase, the availability of financing and, if available, the terms of any financing. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002. We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


                   ANNALY MORTGAGE MANAGEMENT, INC.
                  STATEMENTS OF FINANCIAL CONDITION


                                               MARCH 31,  DECEMBER 31,
                                                 2003         2002
                                             (Unaudited)
                                               (dollars in thousands)
                                             -------------------------
ASSETS

Cash and cash equivalents                    $       945  $       726
Mortgage-Backed Securities, at fair value     11,674,910   11,551,857
Federal Home Loan Bank Debentures, at fair
 value                                           643,160            -
Receivable for Mortgage-Backed Securities
 sold                                            304,766       55,954
Accrued interest receivable                       50,087       49,707
Other assets                                         873          840
                                             ------------ ------------

Total assets                                 $12,674,741  $11,659,084
                                             ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Repurchase agreements                      $10,192,049  $10,163,174
  Payable for Mortgage-Backed Securities
   purchased                                   1,335,427      338,691
  Accrued interest payable                        15,915       14,935
  Dividends payable                               50,789       57,499
  Other liabilities                                2,816        2,812
  Accounts payable                                 1,033        1,907
                                             ------------ ------------

Total liabilities                             11,598,029   10,579,018
                                             ------------ ------------

Stockholders' Equity:
  Common stock: par value $.01 per share;
   500,000,000 authorized, 84,647,484 and
   84,569,206 shares issued and
   outstanding, respectively                         846          846
  Additional paid-in capital                   1,004,370    1,003,200
  Accumulated other comprehensive gain            71,000       75,511
  Retained earnings                                  496          509
                                             ------------ ------------

Total stockholders' equity                     1,076,712    1,080,066
                                             ------------ ------------

Total liabilities and stockholders' equity   $12,674,741  $11,659,084
                                             ============ ============


                    ANNALY MORTGAGE MANAGEMENT, INC
                       STATEMENTS OF OPERATIONS
                              (Unaudited)


                                                 For the     For the
                                                 Quarter     Quarter
                                                  Ended       Ended
                                                March 31,   March 31,
                                                  2003        2002
                                                  (dollars in the
                                                thousands, except per
                                                     share data)
                                               -----------------------

INTEREST INCOME                                $   87,500  $   92,900

INTEREST EXPENSE                                   44,048      40,012
                                               ----------- -----------

NET INTEREST INCOME                                43,452      52,888

GAIN ON SALE OF MORTGAGE-BACKED SECURITIES         11,020       3,410

GENERAL AND ADMINISTRATIVE EXPENSES                 3,697       3,255
                                               ----------- -----------

NET INCOME                                         50,775      53,043
                                               ----------- -----------

OTHER COMPREHENSIVE INCOME
  Unrealized gain (loss) on available-for-sale
   securities                                       6,509      (4,257)
  Less: reclassification adjustment
   for net gains included in net income           (11,020)     (3,410)
                                               ----------- -----------
  Other comprehensive loss                         (4,511)     (7,667)
                                               ----------- -----------

COMPREHENSIVE INCOME                           $   46,264  $   45,376
                                               =========== ===========

NET INCOME PER SHARE:
  Basic                                        $     0.60  $     0.69
                                               =========== ===========

  Diluted                                      $     0.60  $     0.69
                                               =========== ===========

AVERAGE NUMBER OF SHARES OUTSTANDING:
  Basic                                        84,606,786  76,709,836
                                               =========== ===========

  Diluted                                      84,837,390  77,017,431
                                               =========== ===========

    CONTACT: Annaly Mortgage Management, Inc.
             Investor Relations
             1- (888) 8Annaly
             www.annaly.com